EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
INDEPENDENT AUDITORS' REPORT

To the Investors and Board of Trustees
 of LaSalle Master Trust:

In planning and performing our audit of the financial statements of the U.S. Real Estate Portfolio of LaSalle Master Trust (the "Fund") for the year ended December 31, 2001 (on which we have issued our report dated February 21, 2002), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management, the Trustees and Investors of the Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP
Baltimore, Maryland
February 21, 2002



EXHIBIT B:
Item 77K

On December 20, 2001, PricewaterhouseCoopers LLP ("PwC") resigned as auditors of LaSalle Investment Management Funds, Inc.
(the "Fund") and LaSalle Master Trust (the "Trust").

The reports of PwC on the Fund's and the Trust's financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Fund's and the Trust's financial statements for each of the two fiscal years ended December 31, 2000 and 1999 and in the subsequent interim period, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their report.

The Fund and the Trust have requested PwC to furnish them a letter addressed to the Commission stating whether it agrees with the above statements.

On January 14, 2002, the Fund and the Trust engaged Deloitte
& Touche LLP as auditors of the Fund's and the Trust's financial statements for the year ended December 31, 2001. During the Fund's and the Trust's two most recent fiscal years and any subsequent interim period prior to engaging the new accountants, neither the Fund nor the Trust consulted with the newly engaged accountants regarding any of the matters described in Regulation S-K Item 304(a)(2)(i) or (ii).




EXHIBIT C:

February 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by LaSalle Investment Management Funds, Inc. (the "Fund") and LaSalle Master Trust (the "Trust") (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's and the Trust's Form N-SAR reports filed for the year ended December 31, 2001. We agree with the statements concerning our Firm in such N-SARs.

Very truly yours,

PricewaterhouseCoopers LLP